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                                                                  Exhibit 99.1


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CONTACT:                                -OR-     INVESTOR RELATIONS
Bio-Plexus, Inc.                                 COUNSEL:
Nancy Lautenbach   (860) 870-6112                The Equity Group Inc.
bio.plexus@snet.net                              Tom Ennis        (212) 836-9607
                                                 Devin Sullivan   (212) 836-9608
                                                 www.theequitygroup.com
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                              FOR IMMEDIATE RELEASE

         BIO-PLEXUS TO UNDERTAKE RECAPITALIZATION AND NEW FINANCING PLAN

                  CONFERENCE CALL SCHEDULED FOR TUESDAY MORNING

Vernon, CT - March 19, 2001 - BIO-PLEXUS, INC. (OTCBB: BPLX-news), a leader in the design, manufacture and marketing of safety medical needles and related products, today announced that it has reached an agreement in principle with Appaloosa Management, LP ("Appaloosa"), its principal lender, to implement a plan with the goal of raising up to $10 million in new equity investment and debt financing, eliminating the convertible debt held by Appaloosa and certain related entities, and positioning the Company for future growth in the medical safety needle industry.

The plan includes the following key components:

-    CONVERSION OF APPALOOSA DEBT TO EQUITY
Appaloosa will convert its existing debt of approximately $19 million into 85% of the Company's outstanding capital stock. Holders of Bio-Plexus Common Stock will receive 1 (one) share of New Common Stock in exchange for 10 (ten) shares of Old Common Stock. After this reverse stock split, the effective conversion price will be approximately $2.28 per share ("Conversion Price").

-    NEW EQUITY INVESTMENT OF $6 MILLION
On the effective date of the Plan, Appaloosa will also purchase $3 million of Bio-Plexus common stock via a private placement at the Conversion Price. In addition, Bio-Plexus will grant callable Warrants to Appaloosa to purchase $3 million of Common Stock, exercisable at the Conversion Price. Upon achieving certain performance targets, Bio-Plexus will be able to call for redemption of these warrants at $0.01, thereby serving as an incentive to Appaloosa to exercise early and infuse the additional capital into the Company. Proceeds from the private placement and Warrant exercise will be used for general corporate purposes. Appaloosa's obligation to make the equity investments is subject to certain conditions relating to the Company's new product development programs.

With the balance sheet restructured and the infusion of new equity capital, the Company plans to raise up to $4 million in additional funds through traditional debt financing, lease financing, etc. to provide new working capital as needed.

The Company, as part of this restructuring, plans to file a voluntary petition under Chapter 11 of the United States Bankruptcy Code. The Company believes that this action is the quickest and most efficient way to restructure its balance sheet and raise the necessary capital.
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The Company expects to complete its reorganization by the end of the second quarter, 2001. Appaloosa will provide up to $300,000 in temporary funding, if needed, during this transition period.

In connection with the restructuring, the Company plans to reincorporate in Delaware and to implement a new equity incentive plan aimed at retaining key employees.

John S. Metz, President and Chief Executive Officer of Bio-Plexus, commented, "In addition to the proposed Appaloosa equity financing and elimination of debt, there are several other positive aspects to this Plan, if successfully implemented: (a) shareholders' equity will move from negative $3 million to positive $19 million, (b) approximately $2.5 million in annual interest expense is eliminated, and (c) current restrictive operating covenants are eliminated."

Mr. Metz continued, "Bio-Plexus has established itself as a world-class provider of a comprehensive range of medical safety needles and related products. One of the key objectives of the planned restructuring is to avoid interruption to the day-to-day operations of the Company. We fully expect to meet the needs of our customers, our commitments to employees and our obligations to suppliers. This Plan, if successfully implemented, will result in a stronger Company poised for accelerated growth."

Mr. Metz concluded, "We are proud that our products have a direct impact on the safety and well-being of healthcare workers around the world. We are leveraging our PUNCTUR-GUARD(R) technology to develop new, innovative products, and have agreements in place with companies such as Johnson & Johnson (NYSE: JNJ-news), Fresenius Medical Care, North America (NYSE: FMS-news) and Teleflex Medical, which supplies C.R. Bard (NYSE: BCR-news). We announced in January 2001 that Bio-Plexus had been granted 510(k) approval to market the PUNCTUR-GUARD(R) Winged Set for Blood Collection and we anticipate that our plan of reorganization will enable sales of this new product to commence later this year."

INVESTOR CONFERENCE CALL

John S. Metz, President and Chief Executive Officer, will host a conference call Tuesday morning, March 20, 2001 at 11:30 A.M. Eastern Time, to discuss this recapitalization and new financing plan. To participate in the live conference call with management, please call (212) 231-6048 five to ten minutes prior to the start time.

If you are unable to participate in the live conference call with management or want to listen to a replay, "Postview" will be available beginning Tuesday, March 20, 2001 at 2:00 P.M. Eastern Time, through Wednesday, March 21, 2001, at 6:00 P.M. Eastern Time. The Postview dial-in number is (800) 633-8284 (domestic), or 858-812-6440 (international) and the reservation number is 18324859.

Bio-Plexus, Inc. (OTCBB: BPLX-news), designs, develops, manufactures and holds U.S. and international patents on safety medical needles and other products under the PUNCTUR-GUARD(R), DROP-IT(R), and PUNCTUR-GUARD REVOLUTION(TM) brand names. For independent evaluations of the PUNCTUR-GUARD(R) blood collection needle, refer to the Centers for Disease Control (MMWR, January 1997) and ECRI (Health Devices, June 1998 and October 1999) studies. Accidental needlesticks number about one million per year in the United States and can result in the transmission of deadly diseases including HIV and Hepatitis B and C.

NOTE: THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
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1995. FORWARD-LOOKING STATEMENTS ARE IDENTIFIED BY THE USE OF SUCH TERMINOLOGY
AS "BELIEVES," "EXPECTS," "MAY," "WILL," "SHOULD," "ANTICIPATES," "PLANS," "ESTIMATES," AND "INTENDS" OR DERIVATIONS OR NEGATIVES THEREOF OR COMPARABLE TERMINOLOGY. ACCORDINGLY, SUCH STATEMENTS INVOLVE RISKS (KNOWN AND UNKNOWN) AND UNCERTAINTIES. THE COMPANY'S ABILITY TO ACHIEVE THE OBJECTIVES OF ITS REORGANIZATION PLAN WILL DEPEND ON A MULTITUDE OF FACTORS, INCLUDING THE TIMELY APPROVAL OF THE PLAN BY THE BANKRUPTCY COURT AND AFFECTED PARTIES, THE AVAILABILITY OF SUFFICIENT CAPITAL TO FUND THE COMPANY'S OPERATIONS DURING THE BANKRUPTCY PROCEEDINGS AND THE CONTINUED WILLINGNESS OF THE COMPANY'S CUSTOMERS, VENDORS AND EMPLOYEES TO MAINTAIN THEIR RELATIONSHIPS WITH THE COMPANY DURING THIS PERIOD. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR ADVISE UPON ANY SUCH FORWARD-LOOKING STATEMENT.